EXHIBIT 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF

MAO & COMPANY, CPAS, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed on or around April 14, 2010 of our report dated March 22, 2010 with respect to the consolidated balance sheets of Tri-Tech Holding Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009. We also consent to the reference to our Firm under the captions “Experts” in the Prospectus.

/s/ MAO & COMPANY, CPAS, INC.

Los Angeles, California

April 14, 2010